FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Colchester Street Trust

Series Number	7
Fund	Tax-Exempt Portfolio
Trade Date	April 8, 2009
Settle Date	April 22, 2009
Security Name	PIMA CNTY AZ 2.25% 07/01/09
CUSIP	721663TZ5
Aggregate Offering Value	$48,815,000
Price	100.336
Transaction Value	$4,916,464
% of Offering	10.04%
Underwriter Purchased From	Robert W. Baird & Co., Inc.
Underwriting Members: (1)	Robert W. Baird & Co., Inc.
Underwriting Members: (2)	Fidelity Capital Markets
Underwriting Members: (3)	C.L. King & Associates
Underwriting Members: (4)	Coastal Securities, Inc.
Underwriting Members: (5)	BMO Capital Markets
Underwriting Members: (6)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (7)	Charles Schwab
Underwriting Members: (8)	Southwest Securities, Inc.
Underwriting Members: (9)	Davenport & Co.
Underwriting Members: (10)	Loop Capital Markets
Underwriting Members: (11)	William Blair & Company, L.L.C.
Underwriting Members: (12)	Edward D. Jones & Co.
Underwriting Members: (13)	Kildare Capital, Inc.
Underwriting Members: (14)	Vining-Sparks IBG, Limited Partnership
Underwriting Members: (15)	Corby Capital Markets, Inc.
Underwriting Members: (16)	SAMCO Capital Markets
Underwriting Members: (17)	Northern Trust Securities, Inc.